2016-09-16, 17:40:26, EDT

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Jennings.R	Issuer:	TransGlobe Ener	Security	Options Common

Transaction Number	2891347
Security designation	Options (Common Shares)
Opening balance of securities held	144500
Date of transaction	2016-09-13
Nature of transaction	52 – Expiration of options
Number or value or securities	100000
Disposed of
Equivalent number or value of underlying securities disposed of	100000
Disposed of
Unit price or exercise price	9.53	Currency	Canadian Dollar
Closing balance of securities held	44500	Insider’s
		calculated
		balance
Filing date/time	2016-09-16
	17:40:22
General remarks (if necessary to describe the transaction)
Private remarks to securities regulatory authorities